Digitiliti Announces New Directors, One Year Form 10 Filing

St. Paul, MN (May 21, 2009) – Digitiliti, Inc. (PINK:DIGI), announced the appointment of two new members to the Board of Directors.  Karen Giles Larson and Kedar R. Belhe were appointed effective May 14, 2009. Ms. Larson was also appointed Chair of the Audit Committee and Mr. Belhe was appointed a member of the Compensation Committee.

Ms. Larson retired in 2007 after nearly 10 years as the President and Chief Executive Officer of Synovis Life Technologies, a publicly-held medical device company.  Ms Larson joined Synovis (at the time called Bio-Vascular, Inc.) in 1989 as its Director of Finance and Administration.  She was promoted to the positions of Vice President of Finance, Chief Financial Officer and Corporate Secretary.  Ms. Larson filled those capacities until July of 1997, when she was named President and Chief Executive Officer.  In August of 1997, Ms. Larson was appointed to the Synovis Board of Directors.  She continues to serve as a Director of Synovis Life Technologies.

During her tenure at Synovis, Ms. Larson developed and executed a growth and diversification strategy which increased revenue from $9.7M to $58M within five years.  She built and mentored a strong executive team resulting in 24 quarters of uninterrupted revenue growth.  Ms. Larson moved the Synovis stock listing from OTC market to NASDAQ.  Prior to joining Synovis, Ms. Larson was the Controller at VEE Corporation; and previously, she was an accountant with the firm of McGladrey, Hendrickson and Pullen (now called RSM McGladrey).   She earned a Bachelor of Arts Degree in Economics with a minor in Chemistry from the University of Minnesota.

Mr. Belhe was Senior Director of Business Development at St. Jude Medical, AF Division from 2004 to 2007 and again at the CV Division from 2007 to 2008.  St. Jude Medical is a $5B global medical device company with over 20 operations and manufacturing facilities worldwide. At the CV Division, Mr. Belhe was responsible for mergers and acquisitions and technology licensing transactions.  He completed $260M of acquisitions in 2008.  At the AF Division, he was responsible for technology strategy planning of the newly created division.  He led several initiatives of technology integration within the acquired businesses, as well as technology partnerships with major external companies.  Mr. Belhe was Senior Director of Technology Development at St. Jude’s Daig Division from 1999 to 2004.

Mr. Belhe is currently founder and President of Metamod, a medical device startup company focused on metabolic disorders.  He has strong functional expertise in technical, financial and strategic assessment of high-technology value opportunities.  He earned a Bachelor of Science degree in Chemical Engineering from the University of Bombay, India, and a PhD in Chemical Engineering from Washington University in St. Louis.  He also earned a Master of Business Administration from Washington University in St. Louis.

Ms. Larson and Mr. Belhe’s appointments strengthen the Board in the areas of growth initiatives, business development, financial management and investor relations.

Digitiliti also announced the posting on its web site of the requirements for resales of its “restricted securities” with the passage of one year from the filing of its Form 10 Registration Statement.  This information can be found at http://www.digitiliti.com/digi_stock.

About Digitiliti, Inc.:

Digitiliti, based in St. Paul, Minnesota, is a pioneer and technology leader in the on-line data management business.  Digitiliti’s fast growth results from its focus on providing SMB/SME companies with enterprise class features and services that are easy to use.  Digitiliti services include comprehensive off-site data protection, on-demand user scalability, rapid file restoration and disaster recovery of data.

Forward Looking Statements:

This release may contain forward-looking statements.  Actual results may differ from those projected due to a number of risks and uncertainties, including, but not limited to the possibility that some or all of the pending matters and transactions considered by the Company may not proceed as contemplated.  These statements are made based upon current expectations that are subject to risk and uncertainty.  The Company does not undertake to update forward-looking statements in this news release to reflect actual results, changes in assumptions or changes in other factors affecting such forward-looking information.  Further discussion of risk factors can be found in the Company’s filings with the Securities and Exchange Commission at www.sec .gov.

Contacts:

Digitiliti, Inc.

Kris Caulfield, 651-925-3203